Exhibit 99.1

Contact: Bob Puccini

Investor Relations

(720) 895-7787

bob.puccini@arrisi.com

ARRIS Announces Executive Leadership Changes

Suwanee, Ga. November 1, 2013). ARRIS Group, Inc. (NASDAQ: ARRS) today announced that Rob McLaughlin, leader of the company’s North America Sales and Global Marketing & Communications team, and John Burke, leader of the Company’s Cloud Solutions team and its Corporate Strategy and Development Team, are leaving ARRIS at the end of November to pursue other opportunities. Both have played a significant role in the acquisition of Motorola Home by the company earlier this year and the company’s integration efforts.

“We appreciate Rob McLaughlin’s and John Burke’s leadership and many contributions to our company. We certainly wish them success in their new endeavors,” said CEO Robert Stanzione.

About ARRIS

ARRIS is a premier video and broadband technology company that transforms how service providers worldwide deliver entertainment and communications without boundaries. Its powerful end-to-end platforms enable service and content providers to improve the way people connect – with each other and with their favorite content. The Company’s vision and expertise continue to drive the industry’s innovations, as they have for more than 60 years. Headquartered north of Atlanta, in Suwanee, Georgia, ARRIS has R&D, sales and support centers throughout the world. For more information: www.arrisi.com